EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter 2016 Results

Company enhances its strategic focus with key transactions in the past quarter

  Announced agreement to acquire FairPoint Communications in an all-stock transaction valued at $1.5 billion, secured $935 million in financing commitments for the FairPoint acquisition at favorable rates
  Formed strategic business partnership to sell and support IT Services with the sale of equipment business
  Completed successful refinancing on $900 million term debt, achieved $2 million in annual interest savings, extended maturities and increased revolving loan facility
  Achieved 4.9 percent data and transport revenue growth in 2016, driven by growth in Metro Ethernet and Cloud voice services

MATTOON, Ill., Feb. 23, 2017 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the fourth quarter 2016.

Fourth Quarter 2016:

  Revenue was $175.9 million
  Net cash from operating activities was $44.6 million
  Adjusted EBITDA was $72.0 million
  Dividend payout ratio was 78.2 percent

“We’ve made great progress advancing our business and broadband strategy in the fourth quarter and announced a key transaction with our agreement to acquire FairPoint,” said Bob Udell, President and Chief Executive Officer.  “We are well positioned for future growth and long-term sustainability as we create a stronger business and broadband communications provider with significantly more scale and resources.  We continue to manage legacy declines while we build a foundation for future commercial and broadband growth.  Last year, we delivered value to our shareholders through $78.4 million in declared dividends, at a comfortable payout ratio of 71 percent.  As we look to 2017, we are confident in our position and our ability to continue to deliver value to our shareholders.”

In December, the Company announced an agreement to acquire FairPoint Communications in an all-stock merger transaction valued at approximately $1.5 billion.  The combined Company would operate a fiber network spanning more than 35,000 fiber route miles across 24 states, effectively doubling its revenue, adjusted EBITDA and adding significant scale and resources.  “We are making great progress and have already received HSR approval and secured the financing at favorable terms,” added Udell.  “We’ve completed all state and federal filings, which are subject to approvals, and anticipate closing on the transaction by mid-2017.”

Financial Results for the Fourth Quarter

  Revenue for the fourth quarter totaled $175.9 million, compared to $188.2 million in the fourth quarter 2015. Fourth quarter 2016 revenue was impacted by lower equipment sales and service, which is the business the Company divested in December.  Growth in commercial revenue was partially offset by declines in legacy voice, network access and subsidy step-downs from CAF II and Texas USF support.
  Income from operations was $17.4 million, compared to $19.7 million in the year-ago quarter. Income from operations was down due to lower revenue offset by lower operating expense including a decline of $3.5 million in depreciation and amortization.
  Interest expense, net was $20.0 million compared to $19.3 million for the same period last year.  The Company completed a refinancing of $900 million of term debt in October 2016 resulting in $2 million in annual interest savings and increased capacity in its revolving loan facility to support future acquisitions.  Interest expense in the fourth quarter includes one month’s amortization of $1.2 million, of the commitment fees for the FairPoint acquisitions financing.  In connection with the fourth quarter refinancing and entering into the amended and restated credit agreement, we incurred a loss on the debt extinguishment of $6.6 million.
  Cash distributions from the Company’s Verizon Wireless partnerships were $8.9 million compared to $11.2 million the prior year.
  Other income, net was $9.8 million, compared to $9.4 million in the fourth quarter of 2015.
  On a GAAP basis, net income was $48,000.  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.11 for fourth quarter, compared to $0.16 the same period last year.
  Adjusted EBITDA was $72.0 million compared to $79.4 million for the same period in 2015.  The year over year decline was primarily due to lower revenue, the 2016 divesture of the equipment business and the Iowa ILEC as well as the decline in wireless cash distributions.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.46.

Full-Year 2016 Results

  For the full year 2016, operating revenue totaled $743.2 million, down 4.2 percent from fiscal 2015. More than half of the revenue decline in 2016 is attributed to the sale of a third-party billing platform in the fourth quarter of 2015 and the divesture of the equipment services business and the Iowa ILEC in 2016. The balance of the year over year decline is primarily due to continued erosion of legacy voice services and access revenues as well as the transition in CAF II funding.
  Net cash from operating activities was $218.2 million for 2016.
  Adjusted EBITDA totaled $305.8 million for fiscal 2016, down 7 percent from the prior year which benefited from $10 million in non-recurring cash distributions from the Company’s wireless partnerships.

Cash Available to Pay Dividends, Capex
For the fourth quarter, cash available to pay dividends was $25.1 million, and the dividend payout ratio was 78.2 percent.  At Dec. 31, 2016, cash and cash equivalents were $27.1 million.  For the full year 2016, cash available to pay dividends was $110.1 million, and the dividend payout ratio was 71.2 percent.  Capital expenditures were $31.0 million for the fourth quarter and $125.2 million for the full year 2016.

Financial Guidance
The Company is providing guidance for fiscal 2017 as follows.

	2017 Guidance	2016 Results
Cash Interest Expense*	$70 million to $72.0 million	$70.7 million
Cash Income Taxes	$1 million to $3 million	($183,000)
Capital Expenditures	$115 million to $120 million	$125.2 million

*Cash interest expense does not include ticking fees associated with the FairPoint financing.

Dividend Payments
The Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on May 2, 2017 to stockholders of record at the close of business on April 15, 2017.  This will represent the 47th consecutive quarterly dividend paid by the Company.

Conference Call Information
The Company will host a conference call today at 11 a.m. ET / 10 a.m. CT to discuss fourth quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 58526001.  A telephonic replay of the conference call will be available through March 2, 2017 and can be accessed by calling 1-855-859-2056.

About Consolidated Communications
Consolidated Communications provides business and broadband communications services across its 11-state service area to carrier, commercial and consumer customers. For more than a century, the Company has consistently provided innovative, reliable, high-quality products and services. The Company offers a wide range of communications solutions including: High-Speed Internet, Data, Digital TV, Phone, managed and cloud services and wireless backhaul over an extensive fiber optic network.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, current expectations, plans, strategies, and anticipated financial results of Consolidated Communications Holdings, Inc. (the “Company”) and FairPoint Communications, Inc. (“FairPoint”), both separately and as a combined entity.  There are a number of risks, uncertainties, and conditions that may cause the actual results of the Company and FairPoint, both separately and as a combined entity, to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include the timing and ability to complete the proposed acquisition of FairPoint by the Company, the expected benefits of the integration of the two companies and successful integration of FairPoint’s operations with those of the Company and realization of the synergies from the integration, as well as a number of factors related to the respective businesses of the Company and FairPoint, including economic and financial market conditions generally and economic conditions in the Company’s and FairPoint’s service areas; various risks to stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company’s common stock; changes in the valuation of pension plan assets; the substantial amount of debt and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on its common stock; restrictions contained in the Company’s debt agreements that limit the discretion of management in operating the business; legal or regulatory proceedings or other matters that impact the timing or ability to complete the acquisition as contemplated, regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company’s possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company’s and FairPoint’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; the possibility of disruption from the integration of the two companies making it more difficult to maintain business and operational relationships; the possibility that the acquisition is not consummated, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that the merger or the acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities.  A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in the Company’s and FairPoint’s respective filings with the SEC, including the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016, under the heading “Item 1A—Risk Factors,” and the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2015, which was filed with the SEC on March 2, 2016, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of the Company and FairPoint. Many of these circumstances are beyond the ability of the Company and FairPoint to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on the part of the Company and FairPoint.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and FairPoint, and their respective subsidiaries, both separately and as a combined entity to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on the respective behalf of the Company or FairPoint are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, each of the Company and FairPoint disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Important Merger Information and Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, the Company and FairPoint have and will file relevant materials with the SEC.  The Company filed a Registration Statement on Form S-4 on January 26, 2017 that includes a joint proxy statement of the Company and FairPoint and which also constitutes a prospectus of the Company.  The Company and FairPoint will mail the final definitive joint proxy statement/prospectus to their respective stockholders when it becomes available.  Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction, which contains important information, and any amendments thereto when they become available.  The joint proxy statement/prospectus and other relevant documents that have been or will be filed by the Company and FairPoint with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations or to FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202, Attention: Secretary.

The Company, FairPoint and certain of their respective directors, executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its definitive proxy statement, which was filed with the SEC on March 28, 2016. Information about the directors and executive officers of FairPoint is set forth in its definitive proxy statement, which was filed with the SEC on March 25, 2016, and in the joint proxy statement/prospectus.  These documents can be obtained free of charge from the sources listed above. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus, and any amendments thereto that the Company and FairPoint file with the SEC when they become available.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	December 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$27,077	$15,878
Accounts receivable, net	56,216	68,848
Income tax receivable	21,616	23,867
Prepaid expenses and other current assets	28,292	17,815
Total current assets	133,201	126,408

Property, plant and equipment, net	1,055,186	1,093,261
Investments	106,221	105,543
Goodwill	756,877	764,630
Other intangible assets	31,612	43,497
Other assets	9,661	5,187
Total assets	$2,092,758	$2,138,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,766	$12,576
Advance billings and customer deposits	26,438	27,616
Dividends payable	19,605	19,551
Accrued compensation	16,971	21,883
Accrued interest	11,260	9,353
Accrued expense	54,123	42,384
Current portion of long-term debt and capital lease obligations	14,922	10,937
Total current liabilities	150,085	144,300

Long-term debt and capital lease obligations	1,376,754	1,377,892
Deferred income taxes	244,298	236,529
Pension and other post-retirement obligations	130,793	112,966
Other long-term liabilities	14,573	16,140
Total liabilities	1,916,503	1,887,827

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 50,612,362 and 50,470,096, shares outstanding
as of December 31, 2016 and December 31, 2015, respectively	506	505
Additional paid-in capital	217,725	281,738
Retained earnings (deficit)	-	(881)
Accumulated other comprehensive loss, net	(47,277)	(35,699)
Noncontrolling interest	5,301	5,036
Total shareholders' equity	176,255	250,699
Total liabilities and shareholders' equity	$2,092,758	$2,138,526

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net revenues	$175,919	$188,191	$743,177	$775,737
Operating expenses:
Cost of services and products	76,663	78,923	322,792	328,400
Selling, general and administrative
expenses	37,714	42,545	157,111	178,227
Acquisition and other transaction costs	947	358	1,214	1,413
Loss on impairment	-	-	610	-
Depreciation and amortization	43,155	46,658	174,010	179,922
Income from operations	17,440	19,707	87,440	87,775
Other income (expense):
Interest expense, net of interest income	(19,999)	(19,341)	(76,826)	(79,618)
Loss on extinguishment of debt	(6,559)	-	(6,559)	(41,242)
Other income, net	9,841	9,350	34,103	35,189
Income before income taxes	723	9,716	38,158	2,104
Income tax expense	675	5,033	22,962	2,775
Net income (loss)	48	4,683	15,196	(671)

Less: net income attributable to noncontrolling interest	54	1	265	210

Net income (loss) attributable to common shareholders	$(6)	$4,682	$14,931	$(881)

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$-	$0.09	$0.29	$(0.02)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$48	$4,683	$15,196	$(671)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,155	46,658	174,010	179,922
Deferred income taxes	12,870	1,610	20,863	5,828
Cash distributions from wireless partnerships in excess of/(less than) earnings	746	745	(504)	8,585
Non-cash, stock-based compensation	351	795	3,017	3,060
Amortization of deferred financing	810	786	3,223	3,378
Loss on extinguishment of debt	6,559	-	6,559	41,242
Other adjustments, net	(1,937)	(418)	(920)	506
Changes in operating assets and liabilities, net	(17,960)	(3,317)	(3,211)	(22,671)
Net cash provided by operating activities	44,642	51,542	218,233	219,179
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	-	-	(13,422)	-
Purchase of property, plant and equipment, net	(31,034)	(33,815)	(125,192)	(133,934)
Proceeds from sale of investments	-	-	-	846
Proceeds from sale of assets	137	13,430	208	13,548
Proceeds from business dispositions	9,227	-	30,119	-
Net cash used in investing activities	(21,670)	(20,385)	(108,287)	(119,540)
FINANCING ACTIVITIES
Proceeds from bond offering	-	-	-	294,780
Proceeds from issuance of long-term debt	905,750	8,000	936,750	69,000
Payment of capital lease obligation	(1,128)	(449)	(2,885)	(1,107)
Payment on long-term debt	(903,225)	(26,275)	(943,050)	(107,100)
Redemption of senior notes	-	-	-	(261,874)
Payment of financing costs	(9,912)	-	(9,912)	(4,805)
Share repurchases for minimum tax withholding	(1,160)	(843)	(1,231)	(1,125)
Dividends on common stock	(19,623)	(19,566)	(78,419)	(78,209)
Net cash used for financing activities	(29,298)	(39,133)	(98,747)	(90,440)
Net change in cash and cash equivalents	(6,326)	(7,976)	11,199	9,199
Cash and cash equivalents at beginning of period	33,403	23,854	15,878	6,679
Cash and cash equivalents at end of period	$27,077	$15,878	$27,077	$15,878

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Commercial and carrier:
Data and transport services (includes VoIP)	$49,331	$47,969	$196,654	$187,483
Voice services	24,352	25,288	99,798	103,019
Other	3,710	3,621	12,518	12,266
	77,393	76,878	308,970	302,768
Consumer:
Broadband (VoIP, Data and Video)	50,879	52,863	209,904	213,595
Voice services	13,039	14,829	55,275	60,648
	63,918	67,692	265,179	274,243

Equipment sales and service	5,354	10,080	43,137	55,001
Subsidies	10,626	13,524	48,363	56,337
Network access	15,097	16,563	63,751	69,718
Other products and services	3,531	3,454	13,777	17,670
Total operating revenue	$175,919	$188,191	$743,177	$775,737

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$48	$4,683	$15,196	$(671)
Add (subtract):
Income tax expense	675	5,033	22,962	2,775
Interest expense, net	19,999	19,341	76,826	79,618
Depreciation and amortization	43,155	46,658	174,010	179,922
EBITDA	63,877	75,715	288,994	261,644

Adjustments to EBITDA (1):
Other, net (2)	644	2,425	8,017	14,330
Loss on extinguishment of debt	6,559	-	6,559	41,242
Investment income (accrual basis)	(8,336)	(10,644)	(32,972)	(36,690)
Investment distributions (cash basis)	8,926	11,153	32,144	45,316
Non-cash compensation (3)	351	795	3,017	3,060
Adjusted EBITDA	$72,021	$79,444	$305,759	$328,902

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016

Adjusted EBITDA	$72,021	$305,759

- Cash interest expense	(15,930)	(70,688)
- Capital expenditures	(31,034)	(125,192)
- Cash income (taxes)/refund	51	183
Cash available to pay dividends	$25,108	$110,062

Dividends Paid	$19,623	$78,419
Payout Ratio	78.2%	71.2%

Note: The above calculation excludes the principal payments on our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)
December 31,
Summary of Outstanding Debt	2016
Term loan, net of discount $4,662	$893,088
Revolving loan	-
Senior unsecured notes due 2022, net of discount $4,302	495,698
Capital leases	16,857
Total debt as of December 31, 2016	$1,405,643
Less deferred debt issuance costs	(13,967)
Less cash on hand	(27,077)
Total net debt as of December 31, 2016	$1,364,599

Adjusted EBITDA for the last
twelve months ended December 31, 2016	$305,759

Total Net Debt to last twelve months
Adjusted EBITDA	4.46x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$48	$4,683	$15,196	$(671)
Transaction and severance related costs, net of tax	909	1,024	3,902	9,386
Impairment charge for sale of Iowa ILEC, net of tax	-	-	373	-
Impairment charge for sale of CVIN Investment, net of tax	-	-	-	514
Loss on extinguishment of debt, net of tax	4,014	-	4,014	25,323
Reversal of legal settlement, net of tax	(750)	-	(750)	-
Amortization of commitment fee, net of tax	715	-	715	-
Non-cash stock compensation, net of tax	215	488	1,846	1,879
Change in deferred tax rate, tax	(1,533)	1,931	(1,533)	1,931
Divestiture related, tax (1)	1,455	-	8,770	-
Other, tax	472	-	817	-
Adjusted net income	$5,545	$8,126	$33,350	$38,362

Weighted average number of shares outstanding	50,326	50,206	50,301	50,176
Adjusted diluted net income per share	$0.11	$0.16	$0.66	$0.76

Notes:
(1) Includes sale of stock in Iowa ILEC and non deductible goodwill for equipment business.

Calculations above assume a 38.8% effective tax rate for the three months and year ended December 31, 2016 and a 38.6% effective tax rate for the three months and year ended December 31, 2015.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	December 31,	September 30,	% Change	December 31,	% Change
	2016	2016	in Qtr	2015	YOY

Voice Connections(1)	457,315	462,232	(1.1%)	482,735	(5.3%)

Data and Internet Connections(1)	473,403	470,474	0.6%	456,100	3.8%

Video Connections	106,343	108,816	(2.3%)	117,882	(9.8%)

Business and Broadband as % of total revenue(2)	82.3%	82.5%	(0.2%)	80.4%	2.4%

Fiber route network miles (long-haul and metro)	14,157	14,099	0.4%	13,717	3.2%

On-net buildings	5,618	5,497	2.2%	5,163	8.8%

Consumer Customers	253,203	257,106	(1.5%)	268,934	(5.8%)

Consumer ARPU	$84.15	$84.38	(0.3%)	$83.90	0.3%

Notes:
1) The acquisition of Champaign Telephone Co. and the sale of the Iowa ILEC resulted in a net increase of 4,905 data connections and a net reduction of 4,290 voice connections in the third quarter 2016.
2) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.

Company Contact:
Jennifer Spaude, Consolidated Communications
507-386-3765
Jennifer.spaude@consolidated.com